EXHIBIT 4.2

BERKSHIRE HATHAWAY ENERGY COMPANY
and
THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.,
as Trustee
2.375% Senior Notes due 2021
2.800% Senior Notes due 2023
3.250% Senior Notes due 2028
3.800% Senior Notes due 2048
Twelfth Supplemental Indenture
Dated as of January 5, 2018

TWELFTH SUPPLEMENTAL INDENTURE, dated as of January 5, 2018 (this “Twelfth Supplemental Indenture”), between BERKSHIRE HATHAWAY ENERGY COMPANY, an Iowa corporation (the “Company”), and THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., a national banking association, as Trustee (the “Trustee”) under the Base Indenture referred to below.
WITNESSETH:
WHEREAS, the Company has heretofore executed and delivered that certain Indenture, dated as of October 4, 2002, between the Company and The Bank of New York, as trustee (as amended by Article IV of the Second Supplemental Indenture thereto, dated as of May 16, 2003, between the Company and The Bank of New York, as trustee, Article IV of the Fourth Supplemental Indenture thereto, dated as of March 24, 2006, between the Company and The Bank of New York Trust Company, N.A., as trustee, and Article IV of the Fifth Supplemental Indenture thereto, dated as of May 11, 2007, between the Company and The Bank of New York Trust Company N.A., as trustee, the “Base Indenture,” and, together with this Twelfth Supplemental Indenture, the “Indenture”), to provide for the issuance from time to time of its unsecured debentures, notes or other evidences of indebtedness, the form and terms of which are to be established as set forth in Sections 2.01 and 3.01 of the Base Indenture;
WHEREAS, Section 9.01 of the Base Indenture provides, among other things, that the Company and the Trustee may enter into indentures supplemental to the Base Indenture for, among other things, the purpose of establishing the form and terms of the Securities of any series as permitted in Sections 2.01 and 3.01 of the Base Indenture and of appointing an Authenticating Agent with respect to the Securities of any series;
WHEREAS, the Company desires to create (i) a series of its unsecured notes in an initial aggregate principal amount of four hundred and fifty million dollars ($450,000,000) to be designated the “2.375% Senior Notes due 2021,” (ii) a series of its unsecured notes in an initial aggregate principal amount of four hundred million dollars ($400,000,000) to be designated the “2.800% Senior Notes due 2023,” (iii) a series of its unsecured notes in an initial aggregate principal amount of six hundred million dollars ($600,000,000) to be designated the “3.250% Senior Notes due 2028” and (iv) a series of its unsecured notes in an initial aggregate principal amount of seven hundred and fifty million dollars ($750,000,000) to be designated the “3.800% Senior Notes due 2048” (collectively, the “Securities”), and all action on the part of the Company necessary to authorize the issuance of the Securities under the Base Indenture and this Twelfth Supplemental Indenture has been duly taken; and
WHEREAS, all acts and things necessary (i) to make each series of Securities, when executed by the Company and authenticated and delivered by the Trustee as provided in the Base Indenture, the valid and binding obligations of the Company and (ii) to constitute these presents a valid and binding supplemental indenture and agreement according to its terms, have been done and performed.
NOW, THEREFORE, THIS TWELFTH SUPPLEMENTAL INDENTURE WITNESSETH:
That in consideration of the premises and of the acceptance and purchase of the Securities by the holders thereof and of the acceptance of this trust by the Trustee, the Company covenants and agrees with the Trustee, for the equal benefit of holders of the Securities, as follows:
ARTICLE I.
DEFINITIONS

The use of the terms and expressions herein is in accordance with the definitions, uses and constructions contained in the Base Indenture and the forms of Securities attached hereto as Exhibits A through E. In addition, for all purposes of this Twelfth Supplemental Indenture, except as otherwise expressly provided or unless the context otherwise expressly requires, the following terms shall have the respective meanings assigned to them as follows and shall be construed as if defined in Article I of the Base Indenture:
“Exchange Security” means a security in global or definitive form substantially in the form set forth in Exhibit E to this Twelfth Supplemental Indenture.
“Global Security” means a Rule 144A Global Security, a Regulation S Temporary Global Security or a Regulation S Permanent Global Security, in global form substantially in the form set forth in Exhibits A, B and C, respectively, to this Twelfth Supplemental Indenture.
“Registration Rights Agreement” means the Registration Rights Agreement, dated January 5, 2018, between the Company and the Representatives.
“Representatives” means Citigroup Global Markets Inc., J.P. Morgan Securities LLC, Mizuho Securities USA LLC, MUFG Securities Americas Inc. and Wells Fargo Securities, LLC, as representatives of the initial purchasers of the Securities.
ARTICLE II.

TERMS AND ISSUANCE OF THE SECURITIES

Section 2.01     Issue of Securities. Each series of Securities shall be executed, authenticated and delivered in accordance with the provisions of, and shall in all respects be subject to, the terms, conditions and covenants of the Base Indenture and this Twelfth Supplemental Indenture (including the forms of each series of Securities set forth in Exhibits A through E, as applicable). There shall be no limit upon the aggregate principal amount of Securities of each series that may be authenticated and delivered under this Twelfth Supplemental Indenture.
Section 2.02     Optional Redemption. Each series of Securities may be redeemed, in whole or in part, at the option of the Company pursuant to the terms set forth in paragraph 2 of the applicable series of Securities to be redeemed. The provisions of Article XI of the Base Indenture, including the amendments set forth in Article IV of the Fourth Supplemental Indenture, dated March 24, 2006, shall also apply to any redemption of the Securities of each series by the Company.
Section 2.03     Limitation on Liens. The covenant provided by Section 10.04 of the Base Indenture shall be applicable to each series of the Securities.
Section 2.04     Change of Control. The covenant provided by Section 10.10 of the Base Indenture shall be applicable to each series of the Securities.
Section 2.05     Place of Payment. The Place of Payment in respect of each of the Securities will be in The City of New York, initially at the Corporate Trust Office of The Bank of New York Mellon Trust Company, N.A. (which as of the date hereof is located at 2 N. LaSalle Street, Suite 700, Chicago, Illinois 60602, Attention: Corporate Trust Administration).
Section 2.06     Form of Securities; Incorporation of Terms. The forms of each series of Securities shall be substantially in the forms of Exhibits A through E attached hereto, as applicable, the respective terms of which are incorporated herein by reference and which are part of this Twelfth Supplemental Indenture. Each series of Securities shall be issued as one or more Global Securities in fully registered form and one or more Definitive Securities in fully registered form, as determined in accordance with Section 2.01 of the Base Indenture. The Global Securities shall be delivered by the Trustee to the Depositary, as the Holder thereof, or a nominee or custodian therefor, to be held by the Depositary in accordance with the Base Indenture.

Section 2.07     Exchange of the Global Securities. Each of the Global Securities of each series shall be exchangeable for Definitive Securities of such series only as provided in Section 3.07(b)(ii) of the Base Indenture.
Section 2.08     Interest Payment Dates for the Securities. The Interest Payment Dates for the 2.375% Senior Notes due 2021, the 2.800% Senior Notes due 2023 and the 3.800% Senior Notes due 2048 shall be January 15 and July 15 in each year, commencing July 15, 2018, and the Interest Payment Dates for the 3.250% Senior Notes due 2028 shall be April 15 and October 15 in each year, commencing April 15, 2018, and, in each case, continuing until the Principal Amount of each series of Securities is paid in full or made available for payment in accordance with the terms of the Indenture and the Securities of such series.
Section 2.09     Regular Record Date for the Securities. The Regular Record Date for the 2.375% Senior Notes due 2021, the 2.800% Senior Notes due 2023 and the 3.800% Senior Notes due 2048 shall be the January 1 or July 1 (whether or not a Business Day) immediately prior to each Interest Payment Date and the Regular Record Date for the 3.250% Senior Notes due 2028 shall be the April 1 or October 1 (whether or not a Business Day) immediately prior to each Interest Payment Date.
Section 2.10     Authorized Denominations. Beneficial interests in Global Securities of each series, as well as Definitive Securities of each series, may be held only in denominations of $2,000 and integral multiples of $1,000 in excess thereof.
ARTICLE III.
DEPOSITARY
Section 3.01     Depositary. The Depository Trust Company, its nominees and their respective successors are hereby appointed Depositary with respect to the Global Securities.
ARTICLE IV.
MISCELLANEOUS
Section 4.01     Execution as Supplemental Indenture. This Twelfth Supplemental Indenture is executed and shall be construed as an indenture supplemental to the Base Indenture and, as provided in the Base Indenture, this Twelfth Supplemental Indenture forms a part thereof.
Section 4.02     Effect of Headings. The Article and Section headings herein are for convenience only and shall not affect the construction hereof.
Section 4.03     Successors and Assigns. All covenants and agreements in this Twelfth Supplemental Indenture by the Company shall bind its successors and assigns, whether so expressed or not.
Section 4.04     Separability Clause. In case any provision in this Twelfth Supplemental Indenture or in any series of Securities shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.
Section 4.05     Benefits of Twelfth Supplemental Indenture. Nothing in this Twelfth Supplemental Indenture or in the Securities, express or implied, shall give to any person, other than the parties hereto and their successors hereunder and the Holders, any benefit or any legal or equitable right, remedy or claim under this Twelfth Supplemental Indenture.

Section 4.06     Execution in Counterparts. This Twelfth Supplemental Indenture may be executed in any number of counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.
Section 4.07     Trustee. The Trustee makes no representations as to the validity or sufficiency of this Twelfth Supplemental Indenture. The recitals and statements herein are deemed to be those of the Company and not of the Trustee.
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IN WITNESS WHEREOF, the parties hereto have caused this Twelfth Supplemental Indenture to be duly executed by their respective officers or directors duly authorized thereto, all as of the day and year first above written.

BERKSHIRE HATHAWAY ENERGY COMPANY

By:	/s/ Calvin D. Haack
Name:	Calvin D. Haack
Title:	Vice President and Treasurer

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee

By:	/s/ R. Tarnas
Name:	R. Tarnas
Title:	Vice President

Twelfth Supplemental Indenture

EXHIBITS

Exhibit A    Form of 144A Global Senior Note
Exhibit B    Form of Regulation S Temporary Global Senior Note
Exhibit C    Form of Regulation S Permanent Global Senior Note
Exhibit D    Form of Restricted Definitive Senior Note
Exhibit E    Form of Private Exchange Senior Note